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                                                                     EXHIBIT 15








TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the three-month and nine-month periods ended September 30, 2003 and 2002, as indicated in our report dated November 11, 2003 (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143 and the recission of Emerging Issues Task Force Issue 98-10 as discussed in Note 1 to the Notes to Financial Statements); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statements Nos. 333-37652, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01, 333-71004-02, 333-84418,
333-84418-01, 333-84418-02 and 333-110125 on Form S-3 and Registration
Statements Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-79627 as amended by Post Effective Amendment No. 1 thereto, 333-62014, 333-86640, 333-92260 and 333-105133 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Dallas, Texas
November 11, 2003